CONSOLIDATED-TOMOKA LAND CO.
GOVERNANCE COMMITTEE CHARTER

Role and Purpose

The purpose of the governance committee (the “Committee”) of the board of directors of Consolidated-Tomoka Land Co. (the “Company”) is to recommend to the board of directors (1) individuals qualified to become members of the board of directors (based on criteria approved by the Committee) and the director nominees for the next annual meeting of the shareholders of the Company or at any such time that there is a vacancy on the board, and (2) recommend to the Board the corporate governance guidelines appropriate for the Company.

Composition

The Committee shall consist of at least three directors, each of whom shall satisfy the independence requirements of the NYSE Amex.  Members of the Committee shall be elected annually by the full board and each member shall hold office until the earlier of (1) the election of that member’s successor, (2) the end of that member’s service as a director of the Company (whether through resignation, removal, expiration of term, or death), or (3) that member’s resignation from the Committee.  The chairperson of the Committee may be selected by the board of directors or, if it does not do so, the Committee members may elect a chairperson by vote of a majority of the full Committee. The Committee may form and delegate authority to subcommittees when appropriate.

Director Nominee Criteria

Individuals should meet the following specific minimum qualifications to be considered for board membership:

•	Independence - A majority of the directors should be independent, as defined from time to time by the NYSE Amex listing standards.

•	Integrity and Accountability - Directors must demonstrate high ethical standards and integrity and be accountable for their board decisions and actions.

•	Judgment - Directors should be able to provide thoughtful counsel on a broad range of issues.

•	Financial Literacy - All board members should have financial literacy sufficient to monitor the Company’s financial performance.

•	Openness - Board members should be willing to listen and be open to the consideration of other opinions, as well as the ability to communicate their own ideas.

•	Performance Standards - Directors should be committed to Company achievement of exceptional performance standards to benefit customers, shareholders, employees, and its communities.

•	Time Commitment - Directors must have the willingness and ability to commit sufficient time and attention to the activities of the Company.

In addition to the specific minimum qualifications listed above, the Committee will consider a range of desirable core competencies as beneficial to the board.  The board as a whole should possess the following specific qualities or skills:

•	Accounting and Finance - The board should include directors with expertise in management or oversight of financial accounting and control.

•	Business Judgment - Directors should have a record of making sound business decisions.

•	Management Knowledge - Board members should be cognizant of current general management trends and “best practices.”

•
Industry Knowledge - It is desirable for directors to have relevant knowledge and experience specific to one or more of the following real estate areas: land planning, land use entitlements, sales, leasing, management, or development of real estate in Florida or other directly related areas, including construction, real estate law, real estate finance, or real estate accounting.

•	Leadership - The board should include directors who can and will motivate and require high-performance by management.

•	Strategy and Vision - Directors should be capable of questioning, approving, and monitoring the Company’s strategic plans, providing insight and directional focus.

•
Local Knowledge – It is desirable that a majority of directors live or work in Florida, and have developed both local and state business, political, and governmental contacts that would be beneficial to the Company.

•	Public Company Experience – It is desirable for some of the directors to have served on the board of other public companies or advisory boards to public companies.

Chairman of the Board Criteria

It is the policy of the Company that the chairman of the board shall be a director who is independent from the Company.  For the purposes of this policy, “independent” has the meaning set forth in the Listing Standards of the NYSE Amex.  The chairman of the board will be appointed by the non-management directors of the board annually.  If the board determines that a chairman who was independent at the time of selection is no longer independent, or in the event of the chairman’s incapacity, the board will select a new chairman who satisfies the requirements of this policy within 60 days of such determination.  Compliance with this policy will be excused if no director who qualifies as independent is elected by the shareholders or if no director who is independent is willing to serve as chairman.

Duties and Responsibilities

The Committee’s duties and responsibilities shall be to:

•	Review and update, from time to time, the criteria set forth in this charter for the board of directors and its members.

•
Review and report on possible candidates for membership on the board of directors consistent with the Committee’s criteria for selecting new directors and establish a process for identifying and evaluating such nominees.

•
Establish a policy as to whether the Committee will consider recommendations of director nominees by shareholders and, if it will consider such recommendations, establish procedures for shareholders to submit recommendations.

•	Annually recommend a slate of nominees to the board of directors with respect to nominations for the board at the annual meeting of shareholders.

•	Review compliance, including conflicts of interest and codes of ethics, and recommend changes as necessary.

•	Report to the board of directors, by means of written or oral reports, submission of minutes of Committee meetings or otherwise, from time to time or whenever it shall be called upon to do so.

•	Review the Articles of Incorporation and bylaws of the Company annually and recommend changes as necessary.

•	Review this charter annually for possible revision.

Process for Selecting Directors

The Committee will evaluate all director candidates brought to its attention by all sources in accordance with the minimum and specific criteria described in this charter.

Resources

The Committee shall have the authority to obtain advice and seek assistance from outside legal, accounting or other advisors, including search firms, as it determines necessary to carry out its duties.  The Committee shall have sole authority to retain and terminate any search firm to be used to identify director candidates and to retain and terminate any compensation consultant used to assist establishing director compensation, including sole authority to approve such search firm’s fees and other retention terms.

Interpretations and Determinations

The Committee shall have the power and authority to interpret this Charter and make any determinations as to whether any act taken has been taken in compliance with the terms hereof.

Dated: February 13, 2004
Amended: April 23, 2008
Amended: October 28, 2009

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